Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

HILLENBRAND INDUSTRIES REPORTS

FIRST QUARTER 2003 FINANCIAL RESULTS

•	First quarter net income totaled $8 million, or $0.12 per share on a diluted basis, down $55 million from the prior year first quarter net income of $63 million, or $1.00 per share on a diluted basis.

•	As previously announced, results for the quarter were adversely impacted by an impairment charge of approximately $68 million, $61 million of which resulted from a quarter end review of individual under performing securities in the Forethought Financial Services (Forethought) $3 billion investment portfolio. The $68 million impairment charge was partially offset during the quarter with $12 million of realized capital gains.

•	Financial results from operations at Hill-Rom and Batesville Casket were substantively in line with previous guidance, which fully considered the Company’s change of its fiscal year end in 2002.

•	Excluding the impact of the $61 million Forethought impairment charge resulting from the quarter end review of individual under performing securities, the Company affirms its previous fiscal 2003 guidance of $3.78 to $3.84 per share.

BATESVILLE, INDIANA, THURSDAY, February 6, 2003 – Hillenbrand Industries, Inc. (NYSE:HB) today reported earnings for its first quarter ended December 31, 2002. Net income for the fiscal 2003 first quarter ended December 31, 2002 totaled $8 million, or $0.12 per share on a diluted basis, down from net income of $63 million, or $1.00 per share on a diluted basis, earned in the prior year quarter.

Revenue for the quarter declined $72 million, or 13.3%, to $471 million from $543 million in the prior year quarter. This decline was primarily the result of a $30 million increase in net capital losses at Forethought, including the impact of impairments in each period, combined with a $47 million decline in product volume at Hill-Rom resulting primarily from the Company’s change in its fiscal year end and the record revenues reported in November 2001. In the first quarter of 2003, a total of $68 million of impairments were taken relative to Standard & Poor (S&P) equity index funds, certain under performing investment and non-investment grade bonds, and a private equity partnership held in Forethought’s $3 billion investment portfolio. Impairments of approximately $7 million, offset by nearly $12 million of realized capital gains, were incurred during the quarter as part of normal quarterly operations and portfolio management. The remaining $61 million was recognized upon completion of a quarter end review of certain under performing securities in conjunction with the quarter end close, consistent with the prudent nature of our policies and current accounting guidance. In the comparable 2002 period, net capital losses of $26 million were recognized.

“Excluding Forethought’s investment portfolio valuation and impairment related issues, our businesses continue to deliver results consistent with our strategic, financial and operational plans. Despite the investment losses, we remain focused on opportunities to increase the profitability of our existing portfolio of businesses. We are also continuing efforts to add revenue through product, market and business development in our health care segment. I am proud of the ongoing efficiency and cost control accomplishments of our associates. As always, we remain committed to creating shareholder value and making a difference in the lives of people who rely on our innovative health care and funeral products and services,” said Frederick W. Rockwood, president and chief executive officer.

Upon recognition of the latest impairments, the Forethought investment portfolio reflects a cumulative net unrealized gain in excess of $125 million, which is net of unrealized losses of $27 million. Forethought continues to take actions to mitigate its future risk to impairments, generally by reducing exposure to the equity markets and investing in higher quality bonds and other investments. Volatility in the financial markets, however, continues to represent a risk to future results of operations. The investment portfolio will continue to be closely monitored and additional charges will be recognized, if considered appropriate.

CONSOLIDATED FIRST QUARTER

Consolidated revenues of $471 million in 2003 decreased $72 million, or 13.3%, compared to $543 million in 2002. The decline in revenue is primarily attributable to the $30 million increase in net capital losses at Forethought and the $47 million decline in product volume at Hill-Rom associated with the Company’s change in fiscal year as previously discussed. During first quarter 2003 Forethought reported net capital losses of $56 million compared to $26 million in the prior year period. Included in these amounts are impairments and realized capital losses of $68 million and $28 million, respectively.

In addition to the net capital losses incurred in each period as discussed above, results for the first quarter of 2002 included a number of other items impacting the comparability of the financial results with the current quarter. Included in these items were a net unusual charge of $11 million, $7 million net-of-tax, primarily related to continued streamlining efforts and the impairment of certain under performing assets. First quarter 2002 results also included the reversal of $26 million of previously provided tax reserves for potential disallowances and valuation allowances no longer considered necessary.

Other operating expenses, including insurance operations, decreased $1 million from $155 million in 2002 to $154 million in 2003. As a percentage of revenues, operating expenses increased to 32.7% in 2003 from 28.5% in 2002, solely the result of lower revenues on a nominally lower operating expense base. Increased spending in engineering and new product development initiatives, in accordance with the Company’s business plan and strategy, were offset by lower sales-related and legal expenses. Lower selling expenses were consistent with the lower revenues. A further reduction in operating expenses resulted from the discontinuance of amortization of goodwill resulting from the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” on December 2, 2001.

Interest expense decreased $1 million compared to first quarter 2002 due primarily to the impact of executing interest rate swaps to convert $150 million of long-term debt from fixed to variable interest rates in 2001 and the continuing favorable interest rate environment. Investment income was down $1 million to $3 million in first quarter 2003 as a result of lower interest rates, despite relatively consistent to slightly higher cash, cash equivalents and short-term investment balances. Other expenses decreased $2 million primarily as a result of losses incurred on the sale or disposition of fixed assets and other miscellaneous items in the prior year.

The effective income tax rate for first quarter 2003 was 34%. In first quarter 2002, income taxes for the quarter were favorably impacted by the release of $26 million of previously provided tax reserves associated with the resolution of certain domestic and foreign tax matters and valuation allowances no longer considered necessary. Exclusive of this release, the effective tax rate would have been approximately 35% in first quarter 2002. The reduction in rate is the result of continuing benefits from tax initiatives undertaken by the Company and other opportunities are being evaluated to further reduce the effective tax rate.

During the first quarter of 2003, net cash generated by operating activities decreased $1 million to $96 million compared to $97 million in the prior year period. Operating cash flows were adversely impacted by decreased net income, higher inventories, and lower accounts payable and accrued liabilities. These unfavorable impacts were essentially offset by decreased receivables, including the sale of approximately $20 million of receivables, a majority of which were long-term in nature, and favorable insurance cash flows, despite the large impairment charge.

As of December 31, 2002, cash, cash equivalents and short-term investments (excluding investments in insurance operations) had increased $5 million to $301 million from $296 million at September 30, 2002. As a result of the $175 million payment required as part of the recent settlement of the antitrust litigation with Kinetic Concepts, Inc., the cash, cash equivalents and short-term investments balance is currently estimated at $130 million. Accompanying the lower cash, cash equivalents and short-term investment balance will be lower investment income in 2003 compared to 2002.

HEALTH CARE

Health Care sales decreased $45 million, or 18.8%, to $194 million in first quarter 2003 compared to $239 million in first quarter 2002. As briefly outlined above, the decline in revenues related primarily to lower volume associated with the Company’s change in year-end to September 30 and the record revenues reported in November 2001. Volume accounted for $47 million of the overall decline in revenues accompanied by slightly lower pricing. Favorable foreign exchange rates and product mix provided a partial offset. Revenues were down in most markets, but most notably in North America. European revenues were lower by $1 million when compared with first quarter 2002.

Gross profit for Health Care sales decreased $31 million from $120 million to $89 million in first quarter 2003. As a percentage of sales, gross profit was 45.9% in 2003 compared to 50.2% in 2002. This decrease was primarily due to the lower sales volume resulting from the Company’s change in year-end to September 30 as previously discussed. Lower volumes contributed to approximately $26 million of the decrease in gross profit, with the majority of the remaining decline related to lower prices. The decline in gross profit as a percentage of revenue is also attributable to the lower sales volume and the fixed nature of certain overhead costs.

Health Care therapy rental revenue decreased $6 million to $81 million in first quarter 2003. Negative experience in terms of net product revenues after discounts, or realized rate, for the quarter of $5 million was a key driver of the decline, along with lower volume of $3 million. Partially offsetting this downward pressure were favorable product mix and exchange rates. European rental revenues were essentially unchanged.

Health Care therapy rental gross profit was essentially flat at $41 million in 2003, compared to $42 million in first quarter 2002. As a percentage of sales, gross profit was 50.6% compared to 48.3% in 2002. The decrease in gross profit dollars was primarily attributable to lower volumes, which were essentially offset by favorable field service costs.

FUNERAL SERVICES

Funeral Services products revenue of $152 million declined $6 million from that reported in the prior year comparable period. A decline in volume across essentially all product lines of nearly $10 million, along with slightly unfavorable product mix, was partially offset by favorable price realization when compared to the prior year. The volume decline is attributable to continued lower death rates, coupled with a slightly higher percentage of cremations in first quarter 2003 compared to first quarter 2002.

Funeral Services gross profit decreased $3 million, or 3.5%, to $83 million in first quarter 2003 from $86 million in first quarter 2002. As a percentage of sales, gross profit was 54.6% in first quarter 2003 compared to 54.4% in first quarter 2002. The decline in gross profit dollars was due to the lower sales volume outlined above, some expected inefficiencies related to the start-up of a new product at one of the Company’s plants and increased steel prices resulting from the tariffs enacted in the prior year. Offsetting these unfavorable items were improved price realization, continued improvements in manufacturing production costs at other manufacturing facilities and savings in other purchased material resulting from strategic sourcing initiatives. Gross profit percentages are exclusive of distribution costs of $21 million, or approximately 13.8% of revenues, in first quarter 2003, up from $20 million in first quarter 2002. Such costs are included in operating expenses for all periods.

Insurance revenues, consisting of underwriting and investment revenues, decreased $15 million from $59 million in first quarter 2002 to $44 million in first quarter 2003. The decline in revenues relates solely to the differential in net capital losses reported in each period as previously discussed above. In first quarter 2003 net capital losses of $56 million were recorded compared to $26 million in first quarter 2002. Excluding the impact of the $30 million in additional net capital losses during first quarter 2003, revenues would have been up approximately $15 million. Revenues generated by underwriting continue to be strong as earned revenues increased $10 million to $53 million in first quarter 2003 as a result of increased polices in force and an unusually low level of underwriting revenue in the prior year. Investment income improved approximately $5 million during 2003 to $46 million as the impacts of a larger investment base offset the continuing pressure on investment yield.

Forethought recognized losses before other operating expenses of $45 million and $20 million in the first quarter of 2003 and 2002, respectively. These losses relate solely to the net capital loss and impairment charges recognized in each period, as previously discussed. Partially offsetting the impact of the higher net capital losses in first quarter 2003 was the continued strength of the underwriting business and higher earned revenues, along with increased investment income associated with the larger investment base.

The latest impairments recognized by Forethought in first quarter 2003 relate to Standard & Poor (S&P) equity index funds, certain under performing investment and non-investment grade bonds and a private equity partnership, which recently announced its intention to liquidate. The majority of these impairments were recognized as part of our regular quarter end review of certain under performing securities. The review was conducted giving consideration to the continuing poor performance of the financial markets, general economic conditions, emerging industry trends, and current guidance with respect to the determination of “other than temporary” impairments. Following this review it was concluded that a number of securities in the Forethought investment portfolio had suffered an “other than temporary” decline in value and were written down. An “other than temporary” decline is generally defined as a decline in fair value below cost that is not expected to recover in the near term.

Select criteria utilized by Forethought in its analysis of individual under performing securities include:

•	The extent and duration to which the market value of a security was below its cost;

•	Downgrades in debt ratings;

•	Significant declines in value, regardless of the length of time the market value was below cost;

•	The status of principal and interest payments on debt securities;

•	Financial condition and recent events impacting companies underlying the securities; and

•	General economic and industry conditions.

While many of the criteria outlined above are somewhat subjective in nature, with the extent and duration of the overall financial market decline and general economic conditions, the Company applied these criteria in consideration of an environment in which a near term recovery is considered unlikely. Further, the Company will continue to examine its accounting policies with respect to “other than temporary” declines and impairments pending resolution of proposed new accounting guidance from the Emerging Issues Task Force on this issue.

GUIDANCE FOR 2003

Guidance Summary

In adherence to the U.S. Securities and Exchange Commission’s (SEC) Regulation Fair Disclosure, Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are before special items, which include investment impairments, and exclude the impact of any potential acquisition or divestiture activities.

Outlook for 2003 Fiscal Second Quarter Ending March 31, 2003

($ in millions, except EPS)
Revenues:
Health Care sales	$200	to	$210
Health Care therapy rentals	75	to	80
Funeral Services sales	165	to	175
Insurance revenues	100	to	105
Total revenues	545	to	570
Gross Profit	250	to	265
Other operating expenses	155	to	165
Operating profit	94	to	100
Other income (expense), net	(3)	to	(4)
Income before income taxes	91	to	96
Income taxes	31	to	33
Net income	$60	to	$63
Diluted earnings per share	$0.96	to	$1.02
Average shares outstanding			62,250

Estimated gross margins (As a percent of revenues):

Health Care sales	50.5%
Health Care therapy rentals	50.0%
Funeral Services sales	56.5%
Insurance revenues	13.0%
Gross margin total	46.0%

Outlook for 2003 Fiscal Year End, September 30, 2003

(Excluding the impact of the $61 million first quarter Forethought impairment charge) ($ in millions, except EPS)
Net Revenues	$2,265	to	$2,300
Gross Margin			45.0%
Operating Expenses	$660	to	$670
Tax Rate			34.0%
Diluted earnings per share	$3.78	to	$3.84

CONFERENCE CALL AND GUIDANCE

The Company will sponsor a conference call for the investing public at 9:00 a.m. EST on Thursday, February 6, 2003. In the call, management will discuss the results for the 2003 first quarter ended December 31, 2002, along with future expectations as contained in this release. The call is available at www.hillenbrand.com or www.prnewswire.com during the call and will be archived through February 20, 2003 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 888.273.9889 (International callers 612.332.0345) at the above time. A replay of the call is also available through February 20, 2003 at 800.475.6701 (320.365.3844 International). Code 671761 is needed to access the replay.

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ABOUT HILLENBRAND INDUSTRIES INC.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville, Indiana.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and modular headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “record,” “approximately,” “continue,” “will,” “improved,” “unrealized,” “gain,” “reflects,” “significant,” “ongoing,” “monitor,” “strength,” “quality,” “fully,” “considered,” “excluding,” “affirms,” “guidance,” “consistent,” “prudent,” “current,” “valuation,” “related,” “deliver,” “plans,” “remain,” “opportunities,” “increase,” “profitability,” “add,” “development,” “ongoing,” “control,” “accomplishments,” “creating,” “value,” “take,” “mitigate,” “future,” “risk,” “reducing,” “exposure,” “higher,” “volatility,” “closely,” “benefits,” “further,” “reduce,” “lower,” “intention,” “subjective,” “unlikely,” “pending,” “proposed,” “potential,” or the negative of those terms or other variations of them or by comparable terminology, but their absence does not mean that the statement is not forward-looking.

In particular, statements, expressed or implied, concerning future actions, conditions or events, or future operating results or the ability to generate sales, income or cash flow or increase market share in a market are forward-looking statements. Forward-looking statements include statements regarding affirming previous fiscal 2003 guidance of $3.78 to $3.84 per share; consistent with the prudent nature of policies and current accounting guidance; businesses continuing to deliver results consistent with strategic, financial and operational plans; remaining focused on opportunities to increase the profitability of existing portfolio of businesses; continuing efforts to add revenue through product, market and business development in the health care segment; ongoing efficiency and cost control accomplishments; remaining committed to creating shareholder value; continuing to take actions to mitigate future risk to impairments, generally by reducing exposure to the equity markets and investing in higher quality bonds and other investments; volatility in the financial markets; continuing to represent a risk to future results of operations; the investment portfolio will continue to be closely monitored and additional charges will be recognized, if considered appropriate; continuing benefits from tax initiatives undertaken by the Company and other opportunities are being evaluated to further reduce the effective tax rate; lower investment income in 2003 compared to 2002; a private equity partnership, which recently announced its intention to liquidate; criteria being somewhat subjective in nature, with the extent and duration of the overall financial market decline and general economic conditions, the Company applied these criteria in consideration of an environment in which a near term recovery is considered unlikely; continuing to examine its accounting policies with respect to “other than temporary” declines and impairments pending resolution of proposed new accounting guidance from the Emerging Issues Task Force on this issue; all guidance amounts being before special items, which include investment impairments, and exclude the impact of any potential acquisition or divestiture activities. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: a downturn in the general business and economic conditions of the Company’s customers, a decrease in death rates, whether the Company’s new products are successful in the marketplace, a decline in Medicare reimbursements if customers decrease capital spending in response to such a decline, the lack of success in previously announced realignment and cost reduction activities, unanticipated legal matters or unfavorable legal results and compliance with certain regulations and certification requirements for new and existing products, unexpected negative performance of the Company’s insurance investment portfolio, and other factors identified in the Company’s periodic reports filed with the Securities and Exchange Commission. There are other factors besides those described or incorporated in the release and in other documents filed with the Securities and Exchange Commission that could cause actual conditions, events or results to differ from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

CONSOLIDATED INCOME

	Quarterly Period Ended
	12/31/02	12/31/01
	(In Millions Except
	Per Share Data)
Net revenues:
Health Care sales	$194	$239
Health Care therapy rentals	81	87
Funeral Services sales	152	158
Insurance revenues	44	59

Total revenues	471	543
Cost of revenues:
Health Care cost of goods sold	105	119
Health Care therapy rental expenses	40	45
Funeral Services cost of goods sold	69	72
Insurance cost of revenues	89	79

Total cost of revenues	303	315
Gross profit	168	228
Other operating expenses	154	155
Unusual charges, net	—	11

Operating profit	14	62
Interest expense	(4)	(5)
Investment income	3	4
Other income (expense), net	(1)	(3)

Income before income taxes	12	58
Income tax expense (benefit)	4	(5)

Net income	$8	$63

Basic and diluted earnings per common share	$0.12	$1.00

Dividends per common share	$0.25	$0.21

Average shares outstanding — basic (thousands)	61,971	62,778

Average shares outstanding — diluted (thousands)	62,099	62,996

CONSOLIDATED BALANCE SHEET

ASSETS	12/31/02	09/30/02
	(In Millions)
Current assets:
Cash, cash equivalents and short-term investments	$301	$296
Trade receivables	336	361
Inventories	110	103
Income taxes receivable	3	28
Deferred income taxes	138	136
Other	39	34

Total current assets	927	958
Equipment leased to others, net	59	60
Property, net	206	210
Other assets:
Intangible assets, net
Excess of cost over net asset values of acquired companies	143	141
Other	78	73
Deferred charges and other assets	102	111

Total other assets	323	325
Insurance assets:
Investments	3,149	3,044
Deferred policy acquisition costs	700	697
Deferred income taxes	44	41
Other	58	107

Total insurance assets	3,951	3,889

Total assets	$5,466	$5,442

CONSOLIDATED BALANCE SHEET (CONTINUED)

LIABILITIES AND EQUITY
	12/31/02	09/30/02
	(In Millions)
Current liabilities:
Trade accounts payable	$64	$75
Accrued litigation charge	250	250
Other	173	226

Total current liabilities	487	551
Other liabilities:
Long-term debt	322	322
Other long-term liabilities	99	94
Deferred income taxes	11	10

Total other liabilities	432	426
Insurance liabilities:
Benefit reserves	2,626	2,590
Unearned revenue	798	795
General liabilities	94	81

Total insurance liabilities	3,518	3,466
Total liabilities	4,437	4,443
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in capital	45	44
Retained earnings	1,448	1,456
Accumulated other comprehensive income	77	40
Treasury stock	(545)	(545)

Total shareholders’ equity	1,029	999

Total liabilities and shareholders’ equity	$5,466	$5,442

CONSOLIDATED CASH FLOWS

	Quarterly Period Ended
	12/31/02	12/31/01
	(In Millions)
Net income	$8	$63
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and write-down of intangibles	19	27
Change in noncurrent deferred income taxes	(19)	6
Gain on sale of business	—	(1)
Change in net working capital excluding cash and current debt	(28)	(65)
Change in insurance items:
Deferred policy acquisition costs	(3)	(7)
Unearned revenue	3	7
Other insurance items, net	26	28
Insurance investment impairments	68	28
Other, net	22	11

Net cash provided by operating activities	96	97
Investing activities:
Capital expenditures	(18)	(39)
Proceeds on disposal of fixed assets and equipment leased to others	—	4
Proceeds on sale of business	—	8
Other investments	(10)	—
Insurance investments:
Purchases	(512)	(802)
Proceeds on maturities	20	462
Proceeds on sales	430	271

Net cash used in investing activities	(90)	(96)
Financing activities:
Reductions to debt, net	—	(2)
Payment of cash dividends	(15)	(13)
Exercise of options	—	2
Treasury stock acquisitions	—	(3)
Insurance deposits received	85	83
Insurance benefits paid	(71)	(65)

Net cash(used in)provided by financing activities	(1)	2
Effect of exchange rate changes on cash	—	(1)

Total cash flows	5	2
Cash, cash equivalents and short-term investments:
At beginning of period	296	269

At end of period	$301	$271

CONTACTS: Financial Analysts and Investors: Mark R. Lanning, vice president and treasurer, 812.934.7256; or, News Media: Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com